Exhibit 5.1

HOGAN & HARTSON L.L.P.

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC 20004-1109

September 28, 2005

Board of Trustees

Kite Realty Group Trust

30 S. Meridian Street, Suite 1100

Indianapolis, Indiana  46204

Ladies and Gentlemen:

We are acting as counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-127586) (the “Registration Statement”), previously declared effective by the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus filed with the Commission on August 16, 2005 (the “Prospectus”), and as may be set forth from time to time in one or more supplements thereto.  This opinion letter is rendered in connection with the proposed public offering of up to 9,775,000 common shares of beneficial interest, par value $0.01 per share (the “Shares”), all of which shares are to be sold by the Company as described in the Prospectus and a prospectus supplement dated September 27, 2005 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                                       Executed copies of the Registration Statement.

2.                                       The Prospectus and the Prospectus Supplement.

3.                                       Executed copy of the Underwriting Agreement, dated September 27, 2005 (the “Agreement”) by and among the Company and the underwriters named therein.

4.                                       The Articles of Amendment and Restatement of the Declaration of Trust of the Company (the “Declaration of Trust”), as certified by the Maryland State Department of Assessments and Taxation on September 23, 2005, and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.                                       The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company as of the date hereof as being complete, accurate and in effect.

6.                                       Resolutions of the Board of Trustees of the Company adopted at meetings held on August 4, 2005 and September 19, 2005, and resolutions of the Pricing Committee of the Board of Trustees of the Company dated September 27, 2005, relating to, among other things, the authorization of the Registration Statement, the authorization, execution and delivery of the Agreement, the issuance of the Shares on the terms set forth in the Agreement and arrangements in connection therewith, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies).  We have also assumed that the Shares will not be issued in violation of the ownership limits contained in the Company’s Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Statute”).  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Maryland REIT Statute” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following the issuance of the Shares pursuant to the terms of the Agreement, and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees and the Pricing Committee described in paragraph 6 above, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of its Current Report on Form 8-K (the “Form 8-K”) on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.